UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
September 12, 2013
ENTERPRISE FINANCIAL SERVICES
CORP
(Exact name of registrant as specified in its charter)

Delaware	001-15373	43-1706259
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 N. Meramec, St. Louis, Missouri (Address of principal executive offices)	63105 (Zip Code)

Registrant's telephone number, including area code
(314) 725-5500

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 12, 2013, Enterprise Financial Services Corp, a Delaware corporation (the “Company”), announced certain organization changes. Keene S. Turner is being appointed as Executive Vice President and Chief Financial Officer of the Company. Mr. Turner is expected to commence his employment with the Company in mid-October 2013. Frank H. Sanfilippo, Executive Vice President and Chief Financial Officer of the Company, will continue to exercise his duties as Chief Financial Officer until such time. Mr. Turner, 33, is currently serving as Executive Vice President and Chief Accounting Officer of National Penn Bancshares, Inc., a registered bank holding company, a position he has held since February 2010. Prior to joining National Penn Bancshares, Inc., he was a Vice President at Griffin Financial Group LLC, an investment banking firm, from February 2009 through January 2010, and worked in Assurance & Advisory Business Services for Ernst & Young, LLP from 2001 through February 2009.
The Company also announced that Frank H. Sanfilippo was named Executive Vice President and Chief Operating Officer of the Company and the Company's Enterprise Bank & Trust subsidiary (“Enterprise”). The Company further announced that Richard C. Leuck, Executive Vice President and Chief Operating Officer of Enterprise, was named President of Consumer Banking and Branch Distribution of Enterprise.
In his role as Executive Vice President and Chief Financial Officer, Mr. Turner will be entitled to receive a signing bonus of $25,000; an annual base salary of $260,000; an award in the amount of $70,000 under the Company's 2013 short term incentive program; an award in the amount of $100,000 (at target) under the Company's 2014 short term incentive program, which shall be subject to certain financial and operating goals being met; and an award in the amount of $100,000 (at target) under the Company's 2014 long term incentive compensation plan, which shall be subject to certain financial and operating goals being met. Mr. Turner will also be entitled to receive 9,300 restricted stock units upon joining the Company, which will be subject to pro rata vesting over three years.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENTERPRISE FINANCIAL SERVICES CORP

Date:	September 13, 2013	By:	/s/ Mark G. Ponder
Mark G. Ponder
Senior Vice President and Controller